Exhibit 99.2

Dollar Tree Announces Definitive Agreement to Acquire Canadian Dollar Giant Stores

CHESAPEAKE, Va.--(BUSINESS WIRE)--  Dollar Tree, Inc. (NASDAQ: DLTR) today announced that it has signed a definitive agreement to purchase the assets of the Dollar Giant Store (B.C.) Ltd.  This is Dollar Tree’s first expansion of its retail operations outside of the United States.

Under the terms of the agreement, Dollar Tree would acquire 85 Dollar Giant stores including substantially all assets, inventory, leasehold rights and intellectual property for approximately $52 million (CAD) in cash, subject to customary closing conditions.  It is anticipated that the transaction will be completed by mid-November.

Based in Vancouver, British Columbia, Dollar Giant stores offer a wide assortment of quality general merchandise, contemporary seasonal goods and everyday consumables, all priced at $1.25 (CAD) or less.  The stores average 9,000 gross square feet and operate in British Columbia, Ontario, Alberta and Saskatchewan.

“I am excited about the opportunity to expand our presence into Canada,” said Bob Sasser, President and CEO.  “Dollar Giant is an excellent fit for us.  This acquisition will enable us to further leverage our resources and infrastructure to offer more value to more customers. It provides Dollar Tree with an outstanding platform for significant, profitable growth in the Canadian market.”

“I am particularly impressed with the people of Dollar Giant.  The company’s management and associates have extensive retail experience and the proven ability to build and expand an effective, profitable business.  This team will remain in place.  They are one of the key reasons for my confidence about our future success in Canada.”

Mr. Joe Calvano, President of Dollar Giant said, “We look forward to joining Dollar Tree. Together, we will be able to offer even better values to many more shoppers across Canada.”

Dollar Tree has a long record of consistent growth and excellent returns to shareholders.  The acquisition of Dollar Giant is part of the Company’s strategy to invest for continued profitable growth by expanding its store base, improving store productivity and developing new retail formats.

Dollar Tree, Inc. is the nation’s leading operator of discount variety stores selling everything for $1 or less.  The Company operates 3,961 stores in 48 U.S. states as of October 2, 2010.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  This press release contains "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, will, anticipate, expect, intend, plan, forecast, outlook, or estimate.  For example, our forward looking statements include statements regarding the completion of the transaction, the related terms of the transaction, and the profitability and future of the combined businesses.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10–K, as amended, filed March 19, 2010 and our Quarterly Reports on Form 10-Q filed May 20,2010 and August 19, 2010.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

Source: Dollar Tree, Inc.